EXHIBIT 10.3

                                CREDIT CONTRACT

Santiage Chile, October 3, 1997, between Kentucky Foods Chile S.A., represented by Mauricio Aguirre Carreno, and Inversiones e Inmibiliaria Kyoto Limitada, represented by Ricardo Vilensky, both commercial residents are at Carmencita No. 25, Las Condes, Santiage Chile. The following has been agreed:

FIRST: Inversiones e Inmobiliaria Kyoto will lend Kyoto Foods Chile S.A. the amount of $128,976,841 (*Fomento Units as of December 31, 1997) in accordance to the laws of Book IV, Title XXXI of the Civil Law and the Law 18.010.

SECOND: The indebted is obligated to restore the amount indicated during the course of the year 1998. This amount will earn an interest of 9% annually. In case of late payment this amount will earn the maximum interest permitted by law between the date that is late until the payment is received.

THIRD: For all the legal effects of this contract, all the participants are all residents of the city of Santiago.

It is stated that the legal capacity of Ricardo Vilensky Cohen to represent Inversiones e Incmobilibaria Kyoto Limitada is established in the public documents dated November 30, 1995, notarized by Raul Undurraga Laso, notary public of Santiago Chile.

The legal capacity of Mauricio Aguirre Carreno to represent Kentucky Foods Chile S.A. is approved by the Public Documents dated October 21, 1994, notarized by the Notary Public of Santiago Chile Gonzalo de la Cuadra Fabres, referred to in the recorded of proceeding of the Directors of Sociedad Kentucky Foods Chile, S.A., dated October 23, 1995, notarized by Raul Undurraga Laso.


/S/ RICARDO VILENSKY COHEN                         /S/ MAURICIO AGUIRRE CORRENO
--------------------------                         -----------------------------
Ricardo Vilensky Cohen                             Mauricio Aguirre Correno
Inv. e Inmob. Kyoto Ltda.                          Kentucky Foods Chile S.A.